EXHIBIT 99.1

June 07, 2006 09:18 AM US Eastern Timezone Gabriel Technologies Closes $1M Private Placement OMAHA, Neb.--(BUSINESS WIRE)--June 7, 2006--Gabriel Technologies Corp.

(OTCBB:GWLK) announced today that it has closed a $1 million private placement.

Empire Financial Group's San Francisco, Calif. investment banking division acted as placement agent for the transaction. Empire Financial Group, Inc.

(AMEX:EFH) is a publicly traded full service broker dealer, and the San Francisco, Calif. office specializes in providing growth capital for public companies.

Gabriel CEO Keith Feilmeier said, "These funds will help finance near-term inventory issues to meet growing orders at Digital Defense and Trace Technologies. We continue to gear up for commercial production of new lines in these divisions."

About Gabriel Technologies

Gabriel Technologies is a leading provider of proprietary solutions in three rapidly growing segments of the homeland security market - asset tracking, physical security and secure identity management for physical and logical access control. The company intends to provide the highest quality security products available by creating innovative, proven technologies that can be implemented on a realistic basis. Gabriel Technologies develops, manufactures and sells a series of technically advanced systems in the physical locking systems for the transportation and shipping industries through the WAR-LOK(TM) brand; GPS-assisted asset tracking through Trace Technologies; and biometric security products through Digital Defense Group.

Security issues have evolved substantially in recent years due to increasing risks from identity theft, larceny and terrorism.

Further information can be found at http://www.gabrieltechnologies.com. For more information about Gabriel, contact Daniel Leonard at (402) 614-0258.

An investment profile on Gabriel can be found at http://www.hawkassociates.com/gabriel/profile.php.

Investors may contact Frank Hawkins or Julie Marshall, Hawk Associates, at

(305) 451-1888, e-mail: info@hawkassociates.com. An online investor relations kit containing Gabriel Technologies' press releases, SEC filings, current Level II price quotes, interactive Java stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-Looking Statements: Investors are cautioned that certain statements contained in this document are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans,"

"expects" and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future Gabriel actions, which may be provided by management, are also forward-looking statements as defined by the act. These statements are not guarantees of future performance.